SKECHERS USA, INC.
THIRD QUARTER 2003 EARNINGS
OCTOBER 23, 2003

OPERATOR:         Good afternoon ladies and gentlemen and welcome to your
Skechers USA, Inc. Third Quarter 2003 Earnings Conference Call. At this time all lines have been placed on a listen only mode and the floor will be open for questions following today's presentation. It is now my pleasure to introduce your host Mr. Brian Yarbrough of Integrated Corporate Relations. You may begin sir.

BRIAN YARBROUGH: Good afternoon and thanks for joining us today. Before we begin I would like to note that this days call may contain forward looking statements and as a result of various risk factors actual results could differ materially from those projected in such statements. These risk factors are detailed in Skecher's filing with the SEC. I would now like to turn the call over to David Weinberg, Chief Financial Officer.

DAVID WEINBERG:   Thanks Brian.  Good afternoon and thank you for joining us today to review Skecher's third quarter and nine month 2003 results. As always we will open the call to questions after my prepared comments.

                  Third quarter sales were 221.8 million compared to 261.1 million in the third quarter of 2002. Sales were higher than we expected when we gave guidance on July 24, 2003. It may be due to our aggressive approach to reduce our inventory level. As we anticipated this approach to reducing our inventory resulted in lower gross margins and earnings for the third quarter. Our net loss was 5.9 million or 15 cents per share. In the third quarter we received positive sell through data at retail from our larger wholesale customers for the BTS season. But we did not experience significant reorder business and what we did receive was largely closed out merchandise rather than in-line merchandise. We believe the trend toward less reorder business was impart due to retailers having a more conservative approach to inventory planning as well as a recent tendency amongst some accounts to better plan out brands as Skechers is becoming a more mature and stable business. We believe that our product was and continues to be fashion right and in demand by consumers and that we will continue to be a basic and important part of our accounts inventory plan. We will continue to focus on our products to ensure that it is on target.

                  On our second quarter conference call we stated we were going to be aggressive in our approach to move excess levels of inventory for in the back half of the year. We believe and continue to believe it was and still is prudent to assertively work through our inventory to achieve our year-end goals. We are pleased that we have made significant strides in our inventory, reducing it by 66.4 million or almost 31% from second quarter 2003 levels which resulted in an increase in cash of 39.2 million to 80.7 million dollars and a decrease in accounts payable of 71 million to 56 million dollars. We believe that we are ahead of our plan of having these inventories in line by year-end 2003 and expect to begin 2004 with inventories that are fresh, current and on plan.

                  For the nine-month period ended September 30, 2003, net sales were 659.7 million compared to net sales of 762.7 million during the first nine months of the prior year. Net income for the nine-month end of September 30, 2003 was 476 thousand or one cent per diluted share compared to net income of
55.6 million or $1.39 per diluted share. We believe several factors resulted in our reported decline in sales and earnings for the first nine months of 2003 over the same period last year. First the conservative approach to inventory planning by wholesale accounts due to the retail environment. This is not an across the board shift as we have seen some key accounts remain strong. Second, we have seen more competition at our basis price points and an increase in off price product purchase versus in-line merchandise. We believe these will continue to be a factor in the fourth quarter. Third, increase marketing expenses associated with the launch of new product line, Michelle Kay, Mark Nason (sp?), 310 footwear and Mark Ecko footwear and the signing of Christina Aguilera as our international spokesperson. Fourth, increased expenses associated with opening 28 retail stores in the last 12 months including 10 stores opened in the third quarter. Three of which were international locations. And finally the start up expenses associated with establishing new international subsidiaries including the opening of a showroom in Italy and the hiring of sales representatives and marketing teams for Canada, Spain, Portugal, Austria and the Benolux (sp) Region and our European distribution center located in Belgium which began shipping in December 2002.

                  We see factors such as the unsteady economy starting to abate somewhat and the cost of our international initiatives starting to balance out as our subsidiaries grow to their planned level. Even so, we believe it is prudent to take steps to better align our expenditures with sales as we become a more mature company. Now that we have made significant strides in reducing our inventory and improving our balance sheet we have turned our attention to cost setting initiatives. Due to the plan still being developed we are not prepared to give you specifics about the annual savings at this time. However, I would like to give you some preliminary thoughts on our cost cutting initiatives going forward.

                  First, by reviewing our advertising and marketing budget. Our goal is to reduce costs without diminishing the impact to consumers. We plan to do this primarily by lowering our production and trade show expenditures. Second, we are curtailing the expansion of Skechers retail stores. We will concentrate our efforts on maximizing our impact and potential within our existing stores. With 124 locations world-wide by year-end 2003 we believe we have already established Skechers retail stores in the prime markets, such as Times Square, Universal City Walk, Beverly Centre, Mall of America and the upcoming Las Vegas fashion show mall and Eaton Centre in Toronto, Oxford Street in London and the Alstadt District of Dusseldorf. We plan to open only four additional locations in 2004. Third we have no plans to directly expand our international business into new markets. We will continue to support our existing subsidiaries and focus on bringing each subsidiaries expenses in line with its sales. Lastly, we plan on creating a more efficient business in part by looking at our overall expense structure line item by line item.

                  We believe a majority of our programs will be implemented by year-end 2003. For the most part the cost savings effect of the plan will have little or possible negative impact in the fourth quarter, but will better position us for 2004 and beyond. Again, realigning the company should allow us to continue to design and develop quality footwear and partner with quality licensees. Support our existing initiatives in a more efficient manner, role our recently established ventures to their potential and remain competitive in the market place. While our focus for the near term is now containing costs and maintaining our position we do see several opportunities for growth within set initiatives that will require little or no additional capital investment. These include international, licensing and recently launched lines.

                  In regards to our international business - we began directly handling our product in Germany in 2000 when we saw the opportunity to grow our international sales. Shortly thereafter we established direct operations in the United Kingdom and France and today with eight subsidiaries we handle the marketing, sales and distribution of our footwear in 12 European countries, plus Canada. We have made progress in many of these markets, but are most pleased with our position in our first subsidiary, Germany, where we have see our orders for the first quarter 2004 of double digits over last year for the same period. With the introduction of new lines internationally we have the opportunity to grow our subsidiary business and are looking to do so in a strategic and controlled fashion. Our recently opened stores in the Alstadt District of Dusseldorf and Kalverstraat Street in Amsterdam, along with the existing stores in Toronto, London, Manchester and Paris will further build a brand in these markets. Furthermore, we believe that our international sales will also be positively impacted by superstar Christina Aguilera, our new international spokesperson for women's line. The first ads with Ms. Aguilera in our Skechers Sport Stamina sneaker are appearing in international fashion and lifestyle magazines this month in conjunction with her sold out European tour.

                  Moving on to licensing. Since the signing of our first license with Renfro corporation for Skechers branded socks in Spring 2002 we have signed seven additional licenses. Our arsenal of licensed products now include:
Skechers kids apparel with kids headquarters launched in US department stores in August 2003, men's and women's Skechers sport watches with Advanced Group which began shipping in fall, Skechers collection - men's jackets and coats with Garson International scheduled to ship for holiday.
Men's and women's apparel in Japan with Mitsui and Company Limited which is scheduled to ship for Spring 04. And most recently something else from Skechers, junior sports wear apparel in the United States and Canada with Federal Jeans Inc. Michelle Kay women's apparel with L' Koral Industries, the maker of seven for all mankind jeans and Skechers kids clothing in Canada with the Multigroup. All of which will launch in stores for back to school Fall 2004.

                  We are extremely pleased with the responses that Skechers Kids Apparel received in key department stores. According to licensee Kids Headquarters our children's apparel is receiving double digit sell through's. We see licensing as an ideal opportunity to extend the brand beyond footwear in key global markets and believe there are additional opportunities for Skechers branded products in domestic and international markets. As I mentioned on the second quarter call, we expect a minimum of 7 to 8 cents per share in pretax profit from licensing revenues during 2004.

                  And finally, another area for growth is within our new product line. We now have nine product lines branded with Skechers name and four lines that do not include Skechers name. Of those four lines, three are new and one, Michelle Kay, is approximately two years old. With the designer line, Michelle Kay, we see growth potential occurring with an in-store launch of the Michelle Kay branded apparel line in Fall 2004 and the recently opened Michelle Kay store on trendy Robertson Boulevard in Los Angeles. For the men's high fashion line, Mark Nason, which just launched in Fall 2003, we are entering a new market for Skechers for fashion footwear for men and believe we are making good initial steps for the couple department stores on board as well as boutiques. The additional two lines launching Spring 2004 are footwear licensing agreement with the popular car specialist 310 motoring for 310 footwear and Ecko Unlimited Inc., for men's, women's and children's Mark Ecko footwear which will coordinate the Ecko Unlimited and Ecko Red apparel. We also believe these will be ideal opportunities to enter targeted markets that Skechers presently has little or no distribution in.

                  Now turning to our third quarter nine-month numbers. For the third quarter 2003, sales were 221.8 million compared to 261.1 million last year. The decrease was due to lower domestic wholesale sales which decreased 21.1% to 150.9 million driven by an 18.6% decrease in average price per pair on 3.1% less volume. Gross profit declined to 78.6 million versus 108.8 million in the same period a year ago. Third quarter gross margin was 35.5% compared to 41.7% in the same period last year. The gross margin decrease was mainly due to our aggressive pricing and a higher level of close-outs during the period to bring our inventories more in line with our plans and to a lesser extent, higher freight costs. Total operating expenses as a percentage of sales increased to 37.9% from 32.5% in the third quarter fiscal 2002. Third quarter selling expenses improved to 20.6 million or 9.3% of sales as compared to 32.6 million or 12.5% of sales in the prior year period. The reduction in selling expenses is due to lower sales commissions, trade show costs and our planned reduction in advertising and promotional costs. On a percentage basis, advertising expense was 6.9% of sales in the third quarter of 2003 as compared to 10.5% in last years third quarter. General and administrative expenses were
63.5 million representing 28.6 percent of sales compared to 52.2 million or 20% of sales in last years third quarter. The increase in general and administrative expenses was attributable to higher staff salaries, wages and related taxes, rent, insurance, depreciation and legal fees. Third quarter operating loss was
4.1 million compared to an operating profit of 24.1 million in last years third quarter. Net loss was 5.9 million compared to a net earnings of 14.1 million in the prior year period. Loss per share was 15 cents on 37 million 925 thousand shares, compared to fully diluted earnings per share of 35 cents on 41 million 962 thousand shares in the third quarter of last year. We did not include the dilution effect of the shares that would be issued under our convertible notes for the third quarter of 2003. For the nine-months ended of September 30, 2003 net sales were 659.7 million versus net sales of 762.7 million for the first nine months of 2002. Gross profit was 258.6 million compared to 317.6 million for the same period of the prior year. Selling expenses for the first nine months of 2003 were 67.1 million compared to 72.6 million for the first nine months of 2002. G&A expense was 181.7 million compared to 150.7 million in the same period last year.

                  We provided 4.4 million for income taxes for the nine month ended September 30, 2003 which is an effective tax rate of 90% of earnings before taxes compared to an effective tax rate of 36.7% last year. The increase in the effective tax rate is due to losses incurred in low tax rate international jurisdictions offset by higher rate domestic tax provisions. Net earnings for the first nine months of 2003 were 476 thousand compared to net income of 55.6 million. Diluted earnings per share were one cent on 38 million 114 thousand diluted shares outstanding versus diluted earnings per share of $1.39 on 41 million 4 thousand diluted shares for the same period last year. Trade accounts receivable at quarter end decreased 16.8% from September 30, 2002. Our DSO at September 30, 2003 were 41 days versus 44 days in the same period of 2002. Inventory at quarter end stood at 150.7 million representing an increase of 21 million from 129.7 million at the end of September 2002. Inventory levels continue to be above last years level, but improved substantially from levels at the end of the second quarter 2003. We believe that we are ahead of our plan of having inventories in-line by year-end 2003 and expect to begin 2004 with inventories that are current.

                  At September 30, 2003 cash on the balance sheet totaled 80.7 million compared to 41.5 million at the end of the second quarter 2003. The increase in cash is mainly due to our lower inventory levels and converting receivables to cash during the third quarter. Working capital totaled

284.9 million as of September 30, 2003. Long term debt fell to 120.2 million. Of this amount 90 million is related to our convertible debt offer. The remainder is related to the mortgages that we have on our distribution center, corporate headquarters and capital lease obligations. In addition, there is no outstanding balance on our revolving line of credit.

                  Cap ex during the first nine months was approximately 18 million. Primarily stemming from new store openings and lease hold improvements. For 2003 we continue to project total capital expenditures of 25 million with a majority of this amount related to our retail and international expansions.

                  Now turning to guidance. We currently expect fourth quarter 2003 sales in the range of 155 to 165 million compared to 180.8 million in the fourth quarter 2002 and a loss per share between 45 and 55 cents. This assumes that fourth quarter margins will be comparable with third quarter actuals.

                  As we complete 2003 and move into 2004 with a clean inventory, I want to reiterate our focus. To realign our expense structure with our sales, to maintain our position in the market place and to grow the recently established initiatives including the licensing arm of our company. We are taking a detailed look at each expense line item and finding ways to lower our cost structure and maximize our operating margin. Once we realign our business and begin generating consistent earnings, we will be looking at ways to enhance shareholder value. In our first ten years, Skechers grew into a global lifestyle footwear brand recognized around the world. Moving into the next decade we believe Skechers is a mature and stable footwear brand that is becoming a head to toe lifestyle brand. We believe the steps we are taking now will result in a stronger company and a better position for us in the long term.

                  And now, I would like to turn the call over the to operator for the question and answer position, portion of our conference call.

OPERATOR:         Thank you. The floor is now open for questions. If you have any questions please press the numbers 1 followed by 4 on your touch-tone keypad at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question that you pick up your handset to provide optimum sound quality. Once again that's 1 followed by 4 for any questions.

SPEAKER:          Thank you. The first question is coming from John Zolidis of
Buckingham. Your line is live.

JOHN ZOLIDIS:     Hi good morning.

SPEAKER:          Morning.

JOHN ZOLIDIS:     A couple of questions. One thing that looks a little different in the strategy here is to add these licensed brands, these 310 Motoring and Ecko Unlimited. Is there any plan to add additional brands in the future and what kind of distribution do you see for that product relative to the Skecher brands?

DAVID WEINBERG:   In reverse order, obviously Ecko and 310 are distributed in the higher end of Skechers and in those places where Skechers doesn't even have a significant presence at all, so they would be department, what we call department stores, and above. I'm sure those of you that have been through the department stores from the higher end have seen the Mark Ecko and Ecko Red Clothing. They are very popular now, have been very hot and we think that's a great license for it. 310 came about, (inaudible) it's also a higher priced market. It's obviously a different market place for those that are familiar with 310 Motoring and their cars and their culture. Both in the athletic and music world, understand it's a very high priced, very fashion forward, for lack of a better word, type of product. As far as adding additional licenses, I think it's fair to say that we keep an open mind if things become and come developed, but for the more current period through next year, we're really not looking for any more initiatives. As I've said in my prepared statement, we are more working on our core products and cost efficiencies right now rather than expansions of lines or names. But that obviously could change as we go into the future.

JOHN ZOLIDIS:     Okay. I'm sorry if this is repetitive, I missed part of the beginning of the call. Did you give what your advertising cost was as a percentage of sales in the third quarter?

DAVID WEINBERG:   6.9%.

JOHN ZOLIDIS:     Okay. And then, that's below kind of what you've targeted in the past and I understand you're probably reacting to some of the weakness on the sales line. You did talk about cutting advertising costs going forward. Where would you tag advertising as a percentage of sales, kind of on an annualized basis at this point going forward.

DAVID WEINBERG:   I still think 8% is a good target, plus or minus one percent, depending on how the additional costs come up besides the actual media. I would like to point out is 6.9% in the third quarter but it's significantly higher for the year. As we said before we put a lot of advertising into the end of the middle quarter. Less in the first quarter, less in the third quarter, more in the middle quarter for the beginning and back to school and what was spring. And you should also keep in mind that with our reduced lines right now and increased stores and increased close-outs if we take our actual marketing outlays on full priced (inaudible) to support those stores that have it we're probably right in-line with our historical norm. We don't want to advertise 8% on a mark down, lower good, nor necessarily all the store volume.

JOHN ZOLIDIS:     Okay that makes sense. Can you talk a little bit more about what's happening on the top line? I mean I understand the kind of, the energy has slowed down a little bit. You talk about, specifically about that look and the products associated with the energy and then do you see anything happening on the horizon from a trend standpoint with input wear that you think might be more appropriate to the Skechers brand or is there any other changes within the product that you think you make to help kind of save lives, or see improvements going forward?

DAVID WEINBERG: Well I think what's happened in the top line is two fold. When you look at us historically we grew actually from 1999 to 2001 we grew from about 420 million to 960 million. That filled a pipeline that gets higher priced goods, there's no mark downs. There's really no cost initiatives. What basically happens is you mature as you get that shelf space, there's no chasing. You're planned out. And when growth slows down it's very difficult to slow down the top line and obviously the G&A that goes with it, but that transition is taking place right now. Obviously the energy was the key driver, our other businesses continue to move forward and so, as do these lines.

                  I think the second part of what's happening is, I don't know if you missed that part of the conference call, we're obviously down more significantly in dollar volume than in number of units in that we had a very(sp?) ranged with our price points when we came in and obviously our success has got a lot of competition in those price ranges and has forced more competition. So we have a pricing issue, a filling the pipeline issue and obviously a retail issue over the while, so we expect to remain competitive in the pricing market and obviously gearing our new production and our new designs to be more competitive in that range and we're keeping our shelf space and hoping that retail gets going. We think, although it's too early to tell that while energy (inaudible), energy still remains quite a good basis for us, it's obviously not a growth driver, but it does have a place in the market place, that fashions are changing and as fashion changes we never know how we will fit in the mix. But we always feel that the change is good for us. So the fact that fashions are changing now we feel will be a positive and we do still have some new products that are selling very well at retail and beginning to grow. So we are still at the early stages of some of this new product that's going out there.

JOHN ZOLIDIS:     Okay. Thank you and looking forward to improved results down in the future.

SPEAKER:          As are we.

OPERATOR:         Thank you. The next question is coming from Dorothy Lakner of
CIBC World Market. Your line is live.

DOROTHY LAKNER:   Good morning.

SPEAKER:          Morning.

DOROTHY LAKNER:   David, I wonder if you could, tagging on to John's question, just give us a little bit more color on the top line and just the performance of the categories of Skechers product. If you could differentiate between men's, women's and kid's for example, I think that would be a big help and, you know, which lines are performing best, which ones can we expect to see strength from. And then going back to the pricing issue, what are you doing with prices? Are they coming down or are you just, you know, promoting as needed in order to compete in a more competitive pricing market. And then finally, you mentioned close outs earlier. I wonder how much of the inventory that you're pairing down are you able to dispose of in your own outlets and how much of it is going to off pricers. Thanks.

DAVID WEINBERG:   In reverse order, cause that's the way I read.

DOROTHY LAKNER:   Okay.

DAVID WEINBERG:   The less inventory we have the more we move through our own outlets and the less we use to third parties. Whatever they might be. So you might, as you might imagine, the third party use was significantly high in the third quarter. It continues, but it continues at the higher end of close outs, less...

DOROTHY LAKNER:   Was it more in the third quarter than in the second? Or is it beginning to come down a little bit?

DAVID WEINBERG:   It was more in the third quarter than the second. Third
quarter was the biggest piece of...

DOROTHY LAKNER:   Of inventory.

DAVID WEINBERG:   ...of inventory movement. That's why you saw the increase, not much of a decrease in units year over year, but significantly decreases in volume. As far as pricing, I think we get pricing leverage and pricing power obviously as we get our inventory in-line. We're building shoes with an initial mark up that will fit into the market place and the price points we see as our strength and to our point, but obviously the excess inventory in those price points have just taken down, everybody (inaudible) of opportunity and my thought is, after we get our inventories in-line, after merchandise starts to sell, and is selling through, that we will have less of a mark down and sort of, well price points will decrease. There won't be as much as in the third quarter. (inaudible) by the time we get into the first quarter.

DOROTHY LAKNER:   So we should assume going forward the average price per pair continues to come down?

DAVID WEINBERG:   I don't think it comes down from here. I think it will rest somewhere between our historical norms and what you saw in the third quarter.

DOROTHY LAKNER:   But year over year it's probably still gonna be down.

DAVID WEINBERG:   Year over year it will probably still be down. That's the
nature of the market place.

DOROTHY LAKNER:   Okay. And then, just take us through the Skechers lines. What, where, was there any strength? Where was it? What kind of prioritize, which of the lines could drive some growth and which are not?

DAVID WEINBERG:   Well we think they can all drive growth. They're(sp?) are all down to varying degrees, not significantly different. Obviously our strongest group is our women's sport which given that conversation we had about energy and its strength, obviously start with the most when that product levels out, but we're getting certainly some good sell throughs in the newer product that we have out in the market place and that obviously remains our strongest potential. We think we do have market place well and there's a home for it and we're very competitive in that market place. We think it holds for us quite well. Our men's USA, taking together the whole work in men's USA, it has been stable. Taking the combination and that's just a more stable type of product and it's a market place we have been in and it didn't show much growth, or as significant growth through the growth areas and obviously not as significant a decline through this area. (inaudible) as a group.

                  Sorry?

DOROTHY LAKNER:   Kids?

DAVID WEINBERG:   Kids has been down slightly, but obviously it's trying to come
up. We think that marketplace next to women's sport is probably our strongest market place with the most potential. Our girl's business is starting to pick up and we're getting some good results at retail and our boy's business is not significantly far behind, but certainly not as strong as the girls.

DOROTHY LAKNER:   Great. Thank you.

OPERATOR:         Thank you. The next question is coming from Harris Hall of
Wedwidge Mortgage Securities. Your line is live.

HARRIS HALL:      Good morning. Just on the domestic wholesale, I know you went through the unit decline and volume decline. Can you give me those numbers again?

DAVID WEINBERG:   I believe it was 3.1% decline per unit and whatever the
volume, I think,

HARRIS HALL:      Was it 18 something?

DAVID WEINBERG:   18.9 or 19% in volume.

HARRIS HALL:      Some of our other companies are reporting a tax benefit from the weaker dollar in the US international sales. Are you seeing any of that?

DAVID WEINBERG:   Yeah. We seeing, actually that's one of the reasons that
Germany is performing so well in that we're starting to pick up in Europe. It's just not big enough to impact the overall yet. But obviously what we did basically was pass along a little bit of that pricing, weakness of the dollar strength of the Euro, since we buy in dollars, we made ourselves more competitive in the European market and have done quite well in Germany and is starting to show in other places like France and some of the new places we started. So we think it's a positive for us and we do get more pricing strength and we are seeing some increases over there, it's just not big enough as yet.

HARRIS HALL:      So are you guys up in constant dollars with your international business?

DAVID WEINBERG:   Are we what? Sorry?

HARRIS HALL:      Are you up in constant dollars with the international
business?

DAVID WEINBERG:   Yeah. We're up in constant dollars as well, but even
(inaudible) it comes right back.

HARRIS HALL:      Thanks a lot.

OPERATOR:         Thank you. The next question is coming from Justin Maurer of
Lord Abbett. Your line is live.

JUSTIN MAURER:    Afternoon Dave. A few questions for you. First on the ASP is down, the extent that they are, how much of that is your side of things, in inventory clearance versus just kind of market forces. Is it 90% what you're doing to clear the inventory and the balance being what the market is doing to ASP's or?

DAVID WEINBERG:   I think it's a little bit of both. Obviously when you close out inventory it impacts your dollar, your average price. But that's not the whole story. We find pricing is a more significant piece of the market place in general, currently at retail than it was two, three years ago. Two, three years ago we found ourselves pretty much alone in those mid price points and now there's a whole lot of competition, so it's a little bit of both, but there's certainly the market place is the biggest reason for our normal pricing to be down.

JUSTIN MAURER:    Okay. Is there any particular weakness or strength across the different categories or is it pretty consistent?

DAVID WEINBERG:   Year over year it takes, I don't know if it's exactly, it's pretty consistent. Obviously those, like I said, those men's USA were more stable to begin with, they're more stable now and those that grow strong the quickest (inaudible) the most volatile. Like our sports business has been impacted, but the impact is pretty much across the board. There's no one run away thing and one thing that's dieing a quick death.

JUSTIN MAURER:    Okay. So therefore going into next year you anticipate that still being down, maybe not to the magnitude it is now, but it will still probably be down for awhile?

DAVID WEINBERG:   Domestic wholesale is probably true. I would anticipate that our international subsidiaries will start to increase and obviously with the increased stores our retail will be up, but yeah I would anticipate at this point that our domestic wholesale will still be down year over year in the first quarter.

JUSTIN MAURER:    Okay. On the capex for next year, just thinking about what you said about home store growth and the international growth in, did that imply you're not going to do any stores next year or do you have some on the board that you're gonna go ahead and do?

DAVID WEINBERG:   We now have, four stores I think I said for next year and
right now there is no plan to go beyond that. So right now our plan is at four stores. I would say that's pretty safe at least for the first six months. Things can't change that dramatically unless something really comes out of the woodwork.

JUSTIN MAURER:    Gotcha. Inventory target you said you hoped by the end of the year you would be there. Have you guys given a dollar amount?

DAVID WEINBERG:   Well we haven't given, we're looking at our mix, but I would say anything that equivalent with last years ending inventory given that we have, will have 30 some odd more stores would be a good target for us.

JUSTIN MAURER:    All right. Last couple things. Sorry. First on the G&A run rate. You said you were looking at all facets of the business trying to take costs out, you know, not too long ago, your run rate, I'm just kind looking at it on a quarterly run rate, we're below 50 million and now you're above 60 million. What do you think the right number may be on the current business level and would any charges be, would you see any charges needing to be taken, to, whether its people or facilities or what have you?

DAVID WEINBERG:   Obviously the correct run rate depends on the size business we come out. The reason that the increases that you see year over year (inaudible) 12 million, it's obviously the 30 stores and the subsidiaries in Europe as well as design and marketing efforts for the new lines that we've opened up. We're evaluating that now, and I don't know that I can give you an accurate number now, but obviously somewhere, if we were looking today, we say we would have to go below the 50 million dollar number. In fact into that range, so unless things changes specifically, we're obviously looking to be profitable, so whatever it takes, if the rate is today's rate, and obviously margins will pick up a little bit, but there won't be so much close outs, we're looking to make it profitable. So if it requires us to get into that 50 to 55 million a quarter then that will be our target.

JUSTIN MAURER:    Okay. Below 60. Not below 50.

DAVID WEINBERG:   I don't know we would go below 50. If we went below 50 that would require closing some items or some of the lines, or some of the subsidiaries. I don't see that between now and the end of the year, but it certainly is possible if performance isn't there sometime next year. And that might require some charges.

JUSTIN MAURER:    Okay. You said below 50. I just wanted to make sure that that was... all right and then just, lastly in the selling expense side, not knowing obviously what the level of revenues is going to look like and therefore kind of an 8% target, is there any way to consider it on a dollar basis? I know it's mostly variable, but, and along with that is there any aspects of media spend that you guys just aren't happy with or aren't as productive as you would like and therefore is kind of low hanging fruit to take some of that cost out?

DAVID WEINBERG:   There's a lot of, I would tell you, our biggest concern right now is obviously our media and little bit, and some of our in-store promotions where we're in front of the consumers. Anything that's not directly involved with our consumer is open season and that has to do with production costs, and gimmicks and joint efforts with some of our partners and some

European things and some distributors and certainly production costs (inaudible) trade shows, certainly things like that. But there's a lot outside the media that we can look at.

JUSTIN MAURER:    Okay. So that, on a dollar basis, again I know it's hard to look at it that way, but it's bounced around from anywhere from 15 to 30 million it looks like on a quarterly basis. Is there a way to guesstimate as to a target, you know, could it be 20 million again, or you just don't know?

DAVID WEINBERG:   20 million...

JUSTIN MAURER:    On a quarterly basis, in selling expense.

DAVID WEINBERG:   I think that would be pretty high. I mean, we may borrow from one quarter to the next, (inaudible) second quarter is significantly high, but over an annual basis, it's not going to be 80 million. So we may borrow from quarter and it would depend when seasons fall, in other words when Easter falls, and Spring, whether it's the first and second quarter event and how we feel about back to school or the holiday season. So, we'll take our annual budget and keep everybody apprised in our annual budget obviously we'll come down across the board. And whether it peaks or it doesn't in a particular quarter we'll try to keep you advised.

JUSTIN MAURER:    So it would not go down as far as 80 million?

DAVID WEINBERG:   As far as?

JUSTIN MAURER:    On an annual basis.

DAVID WEINBERG:   It's not 80 million now. It's 8 or 9%. It's in the 70 million dollar range now. We're not going to spend 80 million on just advertising.

                  (inaudible) maybe, but certainly not in advertising.

JUSTIN MAURER:    Yeah. But, sorry I was talking about the selling expense line.

DAVID WEINBERG:   (inaudible) in total. It could come down to the 80 million dollar range in total. That would surprise me any.

JUSTIN MAURER:    Okay. Fair enough. Thank you sir.

OPERATOR:         Thank you. The next question is coming from Derrick Wenger of
Jefferies & Company. Your line is live.

DERRICK WENGER:   Yeah. Thank you. What was the depreciation in amortization for the quarter and if I did the math right you're capital expenditures came in around 7.27 million, is that about right?

DAVID WEINBERG:   Yeah. We're at 18 million for the, capital expenditures for the quarter, 18 million for the three quarter, 7.4 million (inaudible).

DEREK WENGER:     7.4?

DAVID WEINBERG:   Yeah. 7418 exactly.

DEREK WENGER:     7418. Okay and D&A.

DAVID WEINBERG:   What was the first part again? I'm sorry.

DEREK WENGER:     Depreciation and amortization for the quarter.

DAVID WEINBERG:   Depreciation is running just over 6 million a quarter. I think it was 6.2 million.

DEREK WENGER:     Okay. Thank you.

OPERATOR:         Thank you. As a reminder for any further questions at this time press 1 followed by 4.

                  Okay. The final question is coming from Julie Learner of Metropolitan Capital. Your line is live.

JULIE LEARNER:    Hi. Good day. I guess I'm a little confused. You spoke a bit about the maturity of the business and this morning were all aware that K SWiss which had phenomenal results, I guess I'm wondering if the severity is perhaps worse than you guys are letting on in terms of both the current and the future. Especially given the huge decline in expected EPS for the fourth quarter and what sort of assurances we're going to have going forward that you guys can pull together.

DAVID WEINBERG:   I'm not sure I heard, you broke up on part of that, but I
think as far as assurances going forward, I mean there's not much I can tell you other than the plan that's in place and the fact that anybody looking from the outside would deem it necessary. We're certainly looking to protect the business and go forward and become profitable. It's what one does in business, it's, people have different thoughts about how to get there, but the thought is certainly to protect the business and get it going. I think when you look at K Swiss, they're obviously a phenomenal company that's doing quite well. They've hit a fashion right product right now, but they're not significantly different in their performance now that we were two years going from 1999 to 2001. They have different mentality obviously, but our growth rate during those periods were the same thing. When you get to be a mature company, and I think in today's day and age it would be very difficult for us to hide anything from anybody given the reporting guidelines and everything that we file. You know what we know. There's certainly changes in fashion and style in the market place and certainly retail environment. However, you see what we see. And we see a retail environment. We see definitely there's home for the brand when you shop out there you see the brand is in demand, you see it when you walk through the street, you see it on people's feet. There is a home for the brand. The question is of what size and where it goes and we think now that major growth curve is done, certainly we're not going to grow at that level at the current time. But that doesn't preclude us from growing again. People, fashion goes through cycles. And it goes up and down. The order of magnitude is what you're talking about, so I certainly believe and I think most people here believe that our turn will come again and that we are a very solid company. Even at the rates we're talking about, doing 800, 850 million. At the rates we can get our overhead in line to generate significant amount of cash and then continue to design our product and wait for the next time and we know the name is in significant demand by the number of licensees we have, or the number of requests we have by the sales. We released our first big license that hit the market place in children's. The name is in demand, and the name has solidity and the name has solidity at retail. So, other than it sells, you see it on people's feet, licenses can sell. I don't know what other reassurances I can give you that the brand has solidity. And through our intentions, you know, other than it's what we do, the business is what we most care about and obviously we'll do what we think is necessary to get it in-line, to generate the cash and protect it for the future.

OPERATOR:         Thank you. And the final question is a follow up coming from
Justin Maurer of Lord Abbett. Your line is live.

JUSTIN MAURER:    Sorry Dave. I (inaudible) beat you up a little bit more here.
On the licensing side you mention I think 7 to 8 cents from those initiatives. Back to what you were saying about the, I just want to make sure I understand you correctly, in the licensing of Ecko and 310, could you talk maybe a little bit more philosophically about why you guys have decided to kinda go that direction as well as a licensee as opposed to just, you know, feeling that there's enough strength in your brand to take it where you need to take it. Is it more just opportunistic? And I understand it's not big bet type of stuff, but still, maybe talk about the decision process behind that a little bit.

DAVID WEINBERG:   As far as Ecko is concerned, we thought that was a very clear to us. Ecko will take us to places that I don't know that Skeches can go or the cost to get us accepted in those venues would certainly be significantly higher than the amount we're investing to get into there with a different line for Ecko. We think Ecko is just a superb line. It's retailing very well. It's very strong at retail and obviously we don't sell in the upper end of the department stores to the extent that Ecko does and it would be nice to have a brand in there and that would also obviously help the overall business structure. 310 is just more opportunistic. It came along, they're a local company, they have a very, they got at least a billion dollar name when you look and see athletic and music and they've not had a chance to commercialize it. So we thought we could start with footwear is a very (inaudible) like I said there, other than the development of footwear there's almost no bet at all. Try to move into those areas of distribution where we really haven't been and would be very difficult for us to go with Skechers.

JUSTIN MAURER:    And back to the GNA and our selling expenses. (inaudible) the cost down, how long do you think, kinda ball park ranges we were talking about earlier, is that a fixed month process, is it, you know, six week process, take you the course of 04 in general to get to those type of levels, or, you know, how long do you guess it's gonna take to get to those levels.

DAVID WEINBERG:   I think I would be disappointed if it wasn't all in place by the end of the first quarter. I think a significant piece can be done in this fourth quarter. To that extent, but obviously some things take a little while longer and I think everybody here is time is of the essence. I think the biggest piece will be done in the fourth quarter and obviously whatever is left should be done by the end of the first quarter, unless it's a big strategic move like with a subsidiary or a number of stores or something like that, which I don't see right this minute.

JUSTIN MAURER:    Yep. Okay. So, I know you don't want to give guidance 04 but
I'll try to nail you down anyway. If I look at what you said about what a reasonable revenue for this company could be 8 to 850, (inaudible) split the difference, take a 40% gross margin which you guys have shown more than the ability to do. Once you get the inventory cleared and then you get to the run rate of GNA or selling expense that we're talking about, that would imply there's no reason to believe you guys couldn't do, and I'm not saying for o4, but just in general, a kind of a dollar per share type earnings again. I mean is that, is there anything on this in there in terms of, you know, exterior events or things you guys are thinking about that isn't in that number?

DAVID WEINBERG:   No. I mean, we not, I'm not ready to give guidance for the obvious reasons, but if the scenario you just laid out wasn't good in our means then I think we would have missed the boat. Extremely, I think, you know, everybody here is interested in generating the cash that's capable of the company over the next year and those numbers I think, hopefully by 2005, we'll be seeing as conservative, but it's too early to tell. We have to put those pieces in place yet.

JUSTIN MAURER:    Yep. Okay. Thanks. Good luck.

OPERATOR:         I would now like to turn the floor over to David Weinberg for any closing remarks.

DAVID WEINBERG:   Obviously not the greatest quarter but I think we've made
significant strides in our plans to convert to this mature company and keep our place in the market place and have some of these new initiatives on board and like we just finished with the last question, we look forward to be able to report significantly better news in a more in-depth plan about our overhead and running rates by the time we get to our next conference call.

                  So thanks everybody for joining.

OPERATOR:         Thank you Dave. That concludes today's conference. You may disconnect your lines at this time and enjoy your day.